Exhibit 5

                                MILES & STOCKBRIDGE,
                            a Professional Corporation
                                  10 Light Street
                            Baltimore, Maryland  21202




                                           December 14, 1995



The Black & Decker Corporation
701 East Joppa Road
Towson, Maryland  21286

Ladies and Gentlemen:

        In connection with the registration under the Securities Act of 1933 of $50,000,000 aggregate amount of Deferred Compensation Payment Obligations of The Black & Decker Corporation, a Maryland corporation (the "Corporation"), to be incurred in connection with The Black & Decker Supplemental Retirement Savings Plan (the "Plan"), we have examined such corporate records, certificates and documents as we deemed necessary for the purpose of this opinion.

        Based on the foregoing, we are of the opinion that the Plan has been duly and validly authorized and adopted by the Board of Directors of the Corporation, and that the Deferred Compensation Payment Obligations being registered under the Securities Act of 1933, when issued in accordance with the terms and conditions of the Plan, will be legally issued and will constitute valid and binding obligations of the Corporation enforceable in accordance with their terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other laws relating to or affecting creditors' rights generally or by general principles of equity.

        We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving our consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the Securities and Exchange Commission thereunder.


                                        Very truly yours,

                                        Miles & Stockbridge,
                                          a Professional Corporation


                                        By:/s/  Glenn C. Campbell
                                           Principal